UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Ferro Corporation

(Name of Registrant as Specified In Its Charter)

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FERRO CORPORATION
100O LAKESIDE AVENUE
CLEVELAND, OHIO 44114-1147 USA
TELEPHONE: (216) 641-8580
FACSIMILE: (216) 875-7266
WEBSITE: www.ferro.com

March 31, 2006
Dear Shareholder:
     I cordially invite you to attend the 2005 Annual Meeting of Shareholders of Ferro Corporation, which will be held on Friday, April 28, 2006. The meeting will be held at Ferro’s headquarters located at 1000 Lakeside Avenue, Cleveland, Ohio, and will begin at 8:00 a.m. (Cleveland time).
     At the 2005 Annual Meeting, which was delayed until the filing of the Company’s 2004 financial statements, shareholders will vote on the election of three Directors. The following Proxy Statement contains information about the three Directors standing for election, information about the Directors who will continue in office after the Annual Meeting, a description of our corporate governance practices and other relevant information about our Company and the Annual Meeting.
     The Company currently anticipates that the 2006 Annual Meeting will be held during the third quarter of 2006. The Company will announce the date, time and place of the 2006 Annual Meeting shortly after it files its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
     Regardless of the number of shares you own, your participation is important. I urge you to vote as soon as possible by telephone, the Internet or mail, even if you plan to attend the meeting. You may revoke your proxy at any time before the meeting regardless of your voting method. If you choose, you may also vote your shares personally at the meeting. In any case, your vote is important.
     I look forward to seeing you at the Annual Meeting.

Very truly yours,

James F. Kirsch
President and
Chief Executive Officer

Who is soliciting my proxy with this Proxy Statement?
     The Board of Directors of Ferro is soliciting your proxy in connection with our Annual Meeting of Shareholders.
Where and when will the meeting be held?
     This year’s meeting will be held on Friday, April 28, 2006, at our headquarters at 1000 Lakeside Avenue in Cleveland, Ohio. The meeting will begin at 8:00 a.m. (Cleveland time).
What will be voted on at the meeting?
     At the meeting, shareholders will vote on the election of three Directors for terms ending in 2008.
What if I wish to attend the meeting?
     If you wish to attend the meeting, you should so indicate on the enclosed attendance response card and return the card to Ferro. This will assist us with meeting preparations and enable us to expedite your admission to the meeting.
Who is entitled to vote at the meeting?
     The record date for this meeting is Friday, March 3, 2006. On that date, we had 42,522,917 shares of Common Stock (which have a par value of $1.00 per share) and 421,899 shares of Series A ESOP Convertible Preferred Stock (which have no par value) outstanding. Each of these shares will be entitled to one vote at the meeting. (The Common Stock and Series A ESOP Convertible Preferred Stock will vote together as a single class.)
How do I vote?
     You may cast your votes in person at the meeting or by any one of the following ways:
     By Telephone: You may call the toll-free number (1 (888) 693-8683) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to return your proxy card.
     Over the Internet: You may visit the website (www.cesvote.com) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Internet voting is available 24 hours a day. If you vote over the Internet, you do not need to return your proxy card.
     By Mail: You may mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.
What if I change my mind before the meeting?
     If you change your mind, you may revoke your proxy by giving us notice either in writing before the meeting or at the meeting itself. (If you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken.)

PROXY STATEMENT
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
INFORMATION CONCERNING EXECUTIVE OFFICERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
SHAREHOLDINGS
COMPARATIVE PERFORMANCE OF SHAREHOLDER RETURNS
THE 2006 ANNUAL MEETING
SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
SHAREHOLDER VOTING
MISCELLANEOUS

PROXY STATEMENT
     This document is the Notice of Meeting and the Proxy Statement of the Board of Directors of Ferro Corporation in connection with the Annual Meeting of Shareholders to be held on Friday, April 28, 2006, at Ferro’s headquarters at 1000 Lakeside Avenue, Cleveland, Ohio, at 8:00 a.m. (Cleveland time).
ELECTION OF DIRECTORS
     At the Annual Meeting, shareholders will consider the election of three Directors for terms ending in 2008.
Background
     Our Board has nine Directors divided into three classes. The Directors in each class are elected for terms of three years so that the term of office of one class of Directors expires at each Annual Meeting. The following pages contain information about our Directors (both the nominees for re-election and the Directors whose terms will not expire at this meeting).
Nominees for Election at this Annual Meeting
     The current terms of office of Sandra Austin Crayton, William B. Lawrence, and Dennis W. Sullivan will expire on the day of this Annual Meeting (as soon as they or their successors are elected). The Board has nominated each of these incumbents for re-election at this Annual Meeting. Following is information* about these three Directors:

SANDRA AUSTIN CRAYTON

Age:	58
First Became a Ferro Director:	1994
Current Term Expires:	This Annual Meeting
Common Shares Owned:	12,259 Shares
Common Shares Under Option:	29,563 Shares
Committee Assignments:	Technology Strategy Committee (Chair)
Finance Committee
Biographical Information:
Ms. Crayton is a Managing Director with Alvarez and Marsal, a professional services firm. Ms. Crayton joined the firm in January 2006. Prior to that, Ms. Crayton was President and CEO of PhyServ, LLC, a health care billing, collections, receivables and information company.
Ms. Crayton was appointed Senior Vice President and General Manager of the Medical/Surgical and Psychiatry Management Centers of University Hospitals of Cleveland in 1988. From 1990 to 1994, she served as Executive Vice President and Chief Operating Officer of The University of Chicago Hospitals. In 1994, she was appointed President of Caremark Clinical Management Services, a division of Caremark Rx, Inc. In 1995, Ms. Crayton was named President of Caremark Physician Services, a division of Caremark, Inc., which provides physician practice management services. Between 1997 and 1999, Ms. Crayton was President and Chief Executive Officer of Sedona Health Care Group, Inc. In 1999, she became President and CEO of PhyServ LLC and retired from that position on June 1, 2001, when the company was sold.
Ms. Crayton also serves as a director of Gambro AB (a medical technology and healthcare company) and NCCI Holdings, Inc. (a workers’ compensation database management firm).

*	For each of the Directors, the number of shares reported as “Common Shares Owned” are as of March 3, 2006, and include shares that the Director owns beneficially, but not of record. (An individual is deemed to be the beneficial owner of shares over which he or she exercises or shares voting power or investment power.) The number of shares reported as “Common Shares Under Option” include shares that may be acquired by the Director as of May 2, 2006, pursuant to exercisable stock options.

WILLIAM B. LAWRENCE

Age:	61
First Became a Ferro Director:	1999
Current Term Expires:	This Annual Meeting
Common Shares Owned:	7,972 Shares
Common Shares Under Option:	18,000 Shares
Committee Assignments:	Audit Committee (Chair)
Governance, Nomination & Compensation
Committee
Biographical Information:
Before the sale of TRW Inc. to Northrop Grumman in December 2002 and his retirement from TRW in February 2003, Mr. Lawrence served as TRW’s Executive Vice President, General Counsel & Secretary. TRW was a provider of advanced technology products and services for the global automotive, aerospace and information systems markets.
Mr. Lawrence first joined TRW in 1976 as counsel specializing in securities and finance. He held positions of increasing responsibility within the TRW law department until his appointment as TRW’s Executive Vice President of Planning, Development and Government Affairs in 1989. In 1997, Mr. Lawrence was named to the additional position of Executive Vice President, General Counsel & Secretary.
Mr. Lawrence also serves as a director of Brush Engineered Materials Inc. (a manufacturer of high-performance engineered materials).

DENNIS W. SULLIVAN

Age:	67
First Became a Ferro Director:	1992
Current Term Expires:	This Annual Meeting
Common Shares Owned:	27,211 Shares
Common Shares Under Option:	30,500 Shares
Committee Assignments:	Audit Committee
Technology Strategy Committee
Biographical Information:
Mr. Sullivan retired as Executive Vice President of Parker Hannifin Corporation, a producer of motion and control components for commercial, industrial and aerospace markets, on December 31, 2003. Mr. Sullivan began his career with Parker in 1960. He became Group Vice President in 1972, President of the Fluid Connectors Group in 1976, Corporate Vice President in 1978, President of the Fluidpower Group in 1979 and President of the Industrial Sector in 1980. He became an Executive Vice President of Parker in 1981.
     All three of the nominees above have agreed to stand for re-election. While we have no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the Annual Meeting, in the unlikely event any of them does not stand for re-election, the shares represented by proxy at the Annual Meeting may be voted for the election of a substitute nominee named by the Board or there will be a vacancy available to be filled by the Board.

Directors Continuing in Office
     The following are the Directors who will continue in office after the Annual Meeting:

MICHAEL H. BULKIN

Age:	67
First Became a Ferro Director:	1998
Current Term Expires:	2007
Common Shares Owned:	23,978 Shares
Common Shares Under Option:	23,000 Shares
Committee Assignments:	Governance, Nomination & Compensation
Committee (Chair)
Technology Strategy Committee
Biographical Information:
Mr. Bulkin is a private investor. In 1965, he joined McKinsey & Company, Inc. (an international management consulting firm). He became a principal in 1970 and was elected a director in 1976. While serving with McKinsey & Company, Mr. Bulkin held several leadership positions including Managing Director of various offices, Chairman of the Partner Evaluation and Compensation Committee and member of the Shareholders Committee, Executive Committee, Strategy Development Committee, Professional Personnel Committee and Partner Election Committee. Mr. Bulkin retired from McKinsey & Company in 1993.
Mr. Bulkin also serves as a director of Bunge Limited, a global food and agribusiness company operating in the farm-to-consumer food chain.

JENNIE S. HWANG, Ph.D.

Age:	58
First Became a Ferro Director:	2001
Current Term Expires:	2006
Common Shares Owned:	11,391 Shares
Common Shares Under Option:	13,000 Shares
Committee Assignments:	Audit Committee
Technology Strategy Committee
Biographical Information:
Dr. Hwang has over 25 years of experience in the chemical coating, materials and electronics industries through her management and/or ownership of businesses. Since 1994, she has served as the President of H-Technologies Group, encompassing international business, worldwide manufacturing services, IP management and joint ventures. Dr. Hwang was also the CEO of International Electronic Materials Corporation, a manufacturing company she founded, which was later sold. Prior to establishing these companies, Dr. Hwang held various senior executive positions with Lockheed Martin Corp., SCM Corp., and The Sherwin-Williams Company.
Dr. Hwang holds a Ph.D. in engineering and two M.S. degrees in liquid crystals and chemistry. She has served as National President of the Surface Mount Technology Association and in other global leadership positions and is a worldwide speaker and author of 300 publications and several internationally used textbooks on leading technologies and global market thrusts. Dr. Hwang has been elected to the National Academy of Engineering and is a board member of Second Bancorp, Inc. (a bank holding company), Singapore Asahi Chemical Industries, Pte. Ltd. (a Singapore chemical company), and Case Western Reserve University.

JAMES F. KIRSCH

Age:	48
First Became a Ferro Director:	2005
Current Term Expires:	2006
Common Shares Owned:	73,500 Shares*
Common Shares Under Option:	31,250 Shares
Biographical Information:
Mr. Kirsch was appointed Chief Executive Officer and a Director following the unexpected death of Mr. Hector R. Ortino, the Company’s Chairman and Chief Executive Officer, in November 2005. (See page 7 below.) Mr. Kirsch had joined Ferro in October 2004 as its President and Chief Operating Officer.
Prior to joining Ferro, Mr. Kirsch had served as President of Premix Inc. and Quantum Composites, Inc., manufacturers of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries. Prior to that, from 2002 through 2004, he served as President of Quantum Composites. From 2000 through 2002, he served as President and director of Ballard Generation Systems and Vice President for Ballard Power Systems in Burnaby, British Columbia, Canada.
Mr. Kirsch started his career with The Dow Chemical Company, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and Global Vice President of Electrochemicals.

MICHAEL F. MEE

Age:	63
First Became a Ferro Director:	2001
Current Term Expires:	2007
Common Shares Owned:	11,376 Shares
Common Shares Under Option:	15,500 Shares
Committee Assignments:	Finance Committee (Chair)
Governance, Nomination & Compensation
Committee
Biographical Information:
At the time of his retirement in March 2001, Mr. Mee served as Executive Vice President and Chief Financial Officer of Bristol-Myers Squibb Company, a pharmaceutical and related health care products company.
Mr. Mee joined Bristol-Myers Squibb in 1994 as its Chief Financial Officer and later assumed additional responsibility for Corporate Development and Global Business Services. In 1999, he was made Executive Vice President and became a member of the Office of the Chairman in 2000.
Before joining Bristol-Myers Squibb, Mr. Mee was involved in the reorganization of Wang Laboratories as Chairman of the Board and earlier as Executive Vice President and Chief Financial Officer of the company. Prior to joining Wang Laboratories in 1990, Mr. Mee had positions of increasing responsibility with Norton Company, Monsanto Company and Chrysler Corporation. Mr. Mee also serves as a director of Lincoln National Corporation, an insurance and financial services company.

*	The shares reported for Mr. Kirsch consist of performance shares awarded him under the 2003 Long-Term Incentive Compensation Plan. See page 11 below.

WILLIAM J. SHARP

Age:	64
First Became a Ferro Director:	1998
Current Term Expires:	2007
Common Shares Owned:	20,320 Shares
Common Shares Under Option:	23,000 Shares
Committee Assignments:	Governance, Nomination & Compensation
Committee
Finance Committee
Audit Committee
Biographical Information:
Mr. Sharp serves as a consultant to various private equity groups.
In 2001, Mr. Sharp retired as President of North American Tire for The Goodyear Tire & Rubber Company, a tire, engineered rubber products and chemicals manufacturer.
Mr. Sharp began his career with Goodyear in 1964. Following various assignments in the United States and abroad, he was named Director of European Tire Production in 1984. He was appointed Vice President of Tire Manufacturing in 1987 and later Executive Vice President of Product Supply in 1991. In 1992, he became President and General Manager of Goodyear’s European Regional Operations. He was elected President of Goodyear Global Support Operations in 1996. Mr. Sharp is also a director of Jiangsu Xingda Tyre Cord Co. Ltd. (a Chinese tire component supplier).

ALBERTO WEISSER

Age:	50
First Became a Ferro Director:	2000
Current Term Expires:	2007
Common Shares Owned:	11,828 Shares
Common Shares Under Option:	15,500 Shares
Committee Assignments:	Audit Committee
Finance Committee
Biographical Information:
Mr. Weisser is Chairman and Chief Executive Officer of Bunge Limited, a global food and agribusiness company operating in the farm-to-consumer food chain.
Mr. Weisser joined Bunge as Chief Financial Officer in July 1993. In 1999, he was appointed Chief Executive Officer and then Chairman later that year. He has served as a member of the Bunge Board of Directors since May 1997. Before joining Bunge, Mr. Weisser served in various finance-related positions for the BASF Group for 15 years in Germany, the United States, Mexico and Brazil.
Mr. Weisser is also a member of Rabobank’s North American Agribusiness Advisory Board. Mr. Weisser is also a member of the Board of Directors of International Paper Company.

Board Meetings and Attendance
     The Board met nine times during 2004. Committees of the Board met from time to time upon call of the Chairman of the Board or individual committee Chairs. During 2004, each Director attended at least 82% of the total number of meetings of the Board and the committees on which he or she served, except a former Director, Ms. Padmasree Warrior, who attended 10 of the 14 meetings of the Board and committees on which she served in 2004. Ms. Warrior resigned as a Director on June 23, 2005, due to the time commitment required by her other professional responsibilities.
     Although we do not have a formal policy with respect to Director attendance at the Annual Meeting of Shareholders, the Directors are encouraged to attend. All of our Directors did attend the 2004 Annual Meeting.
Director Compensation
     Each Director (other than Directors who are Company employees) is paid an annual fee of $30,000 and an attendance fee of $1,500 per day for meetings of the Board and $1,000 for committee meetings. The Chairs of the Audit Committee and the Governance, Nomination & Compensation Committee are paid an additional annual fee of $10,000 each, and the Chairs of the Finance and Technology Strategy Committees are paid an additional fee of $4,000 each. In addition, in 2003 and 2004, Ferro granted each Director (other than Mr. Ortino) an option to purchase 7,000 shares of Common Stock under the Long-Term Incentive Compensation Plan.
     Directors may defer their fees into a Ferro Common Stock account. Amounts so deferred are invested in Ferro Common Stock and dividends on those shares are reinvested in Ferro Common Stock. Ferro distributes the shares in a Director’s deferred account after he or she retires or otherwise leaves the Board.
Vote Required
     The three nominees who receive the greatest number of votes cast for the election of Directors at the 2005 Annual Meeting by the shares present, in person or by proxy, and entitled to vote will be elected Directors.
Board Recommendation
     The Board recommends that you vote FOR the election of Ms. Crayton, Mr. Lawrence and Mr. Sullivan. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.
     If the election of Directors is by cumulative voting (see page 26 below), however, the persons appointed by your proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment.

HECTOR R. ORTINO
(1942-2005)
     On November 28, 2005, Hector R. Ortino, Ferro’s Chairman and Chief Executive Officer, died unexpectedly at age 63. He had served in that role since 1999, during which time he presided over the transformation of Ferro into a technology-based business.
     Mr. Ortino began his distinguished career with Ferro Argentina in 1971 and held several financial and operating positions in Argentina and Mexico. In 1983, he moved to Cleveland and served in several progressively more responsible financial and administrative positions, including Executive Vice President and Chief Financial-Administrative Officer. In 1996, he was named Ferro’s President and Chief Operating Officer. Before joining Ferro, Mr. Ortino was with Columbia Broadcasting Systems Inc., Argentina and Pfizer, Inc., Argentina.
     During his career, Mr. Ortino filled many important leadership roles and was responsible for several critical strategic initiatives at Ferro. As Chairman, he was instrumental in the development and implementation of the Company’s current corporate strategy, the Leadership Agenda, which focuses on portfolio management and balancing of springboard, platform and foundation businesses. He also spearheaded the Company’s geographic expansion efforts, especially in the Asia-Pacific region. He was also instrumental in the successful execution and integration of the dmc2 acquisition, the largest acquisition in Ferro’s history.
     In addition to serving as Ferro’s Chairman and Chief Executive Officer and a Director of the Company, at the time of his death, Mr. Ortino also served as a director of Parker Hannifin Corporation (a producer of motion and control components for commercial, industrial and aerospace markets) and New York Life Insurance Company (a mutual life insurance company). He also served on the boards of numerous civic and cultural organizations and was the 2003 recipient of the Torch of Liberty Award of the Cleveland Anti-Defamation League.

CORPORATE GOVERNANCE
     Ferro’s Board has long followed, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition, and committee structure, is able to provide informed, competent and independent oversight of the Company.
     Below is a description of the corporate governance measures in place to assure that objective is met. Further information about the Company’s governance may be found at our website: www.ferro.com.
Corporate Governance Principles
     The Board has adopted Corporate Governance Principles. These Corporate Governance Principles, which may be found on Ferro’s website, are intended to assure that Ferro’s Director qualifications, Committee structure and overall Board processes provide good corporate governance and independent oversight of the Company’s management.
Director Independence
     The Board has also adopted formal Guidelines for Determining Director Independence, which may also be found on Ferro’s website. The purpose of these Guidelines is to assist the Board in its evaluation of and determination as to the independence of members of the Board. The Guidelines meet or exceed in all respects the standards set forth in section 303A of the New York Stock Exchange listing standards, and the Board has determined that all Directors, other than the Chief Executive Officer, qualify as “independent” under such standards.
Board Committees
     The Board has four committees as follows:
š Audit Committee
     The Audit Committee assists the Board with oversight of the integrity of Ferro’s financial statements, Ferro’s compliance with legal and regulatory requirements relating to its financial reports (including the annual Audit Committee report as required by the Securities Exchange Act of 1934), Ferro’s external independent auditors’ qualifications, independence, and performance, the performance of Ferro’s internal audit and risk management functions, compliance with Ferro’s legal and ethical policies and Ferro’s accounting practices and systems of internal control. The Audit Committee is not, however, responsible for conducting audits, preparing financial statements, or the accuracy of any financial statements or filings, all of which remain the responsibility of management and the independent auditors. The Committee’s charter may be found on Ferro’s website.
     The members of the Audit Committee are Dr. Hwang and Messrs. Lawrence, Sharp, Sullivan and Weisser. Mr. Lawrence serves as the Chair. Each member of the Audit Committee is “independent” as required under section 301 of the Sarbanes-Oxley Act of 2002, as well as under the standards contained in section 303A of the New York Stock Exchange listing standards. The Board has determined, in its best judgment, that more than one member of the Audit Committee has the accounting and related financial management experience and expertise to qualify as an audit committee “financial expert” as defined in section 407 of the Sarbanes-Oxley Act and the Securities and Exchange Commission’s rules under that statute. The Board, however, has designated Alberto Weisser as the Audit Committee’s named financial expert. (Mr. Weisser’s biography is on page 5 above.) The Board has further determined that each member of the Audit Committee has the requisite financial literacy required under section 303A of the New York Stock Exchange listing standards to serve on the Audit Committee.
     The Audit Committee met 15 times in 2004. The Audit Committee’s report is on page 20 below.

š Governance, Nomination & Compensation Committee
     The Governance, Nomination & Compensation Committee is responsible for recommending to the Board corporate governance principles, overseeing adherence to the corporate governance principles adopted by the Board, recommending to the Board criteria and qualifications for new Board members, recommending to the Board nominees for appointment or election as Directors, recommending to the Board the composition of committees and the chairs of each, recommending policies for compensation of Directors, and setting the compensation of executive officers, including Ferro’s Chief Executive Officer. The Committee’s charter may be found on Ferro’s website.
     In its role as the nominating body for the Board, the Committee reviews the credentials of potential Director candidates (including potential candidates recommended by shareholders), conducts interviews and makes formal recommendations to the Board for the annual and any interim election of Directors. In making its recommendations, the Committee considers a variety of factors, including skills, independence, background, experience, diversity and compatibility with existing Board members. Other than the foregoing, there are no stated minimum criteria for Director nominees, and the Committee may also consider such other factors as it deems appropriate in the best interests of Ferro and its shareholders.
     The Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member does not wish to continue in service or if the Committee or the Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Committee then establishes a pool of potential Director candidates from recommendations from the Board, senior management and shareholders. The Committee may also retain a third party search firm to assist in the identification of Director candidates.
     The Committee will consider candidates for Director who are recommended by shareholders. Shareholder recommendations should be submitted in writing to: Secretary, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA. The recommendation letter should include the shareholder’s own name, address and the number of shares owned and the candidate’s name, age, business address, residence address and principal occupation, as well as the number of shares the candidate owns. The letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under Federal securities laws. Finally, the shareholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. Ferro may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.
     Messrs. Bulkin, Lawrence, Mee and Sharp are the members of the Governance, Nomination & Compensation Committee, with Mr. Bulkin serving as the Chair. All members of this Committee meet the “independence” standards contained in section 303A of the New York Stock Exchange’s listing standards.
     The Governance, Nomination & Compensation Committee met six times in 2004. Its report is on pages 11 to 13 below.
š Finance Committee
     The Finance Committee has oversight responsibilities with respect to reviewing the Company’s capital structure, worldwide capital needs, major capital allocations, financial position and related financial covenants and recommending to the Board financial programs and plans for implementing such programs. This Committee’s charter may also be found on Ferro’s website.
     The Finance Committee met three times in 2004. Ms. Crayton and Messrs. Mee, Sharp and Weisser are the members of the Finance Committee, with Mr. Mee serving as the Chair.

š Technology Strategy Committee
     The Technology Strategy Committee has responsibility for considering new business initiatives presented by management in the electronics, pharmaceuticals and other high technology sectors and for evaluating and recommending strategies for developing and adding to the technologies involved in those initiatives.
     Ms. Crayton, Dr. Hwang, Mr. Bulkin, and Mr. Sullivan are members of the Technology Strategy Committee, with Ms. Crayton serving as the Chair. This Committee met twice in 2004 and its charter may also be found on Ferro’s website.
Other Corporate Governance Measures
     Ferro’s independent Directors meet at regularly scheduled executive sessions at least once each year. These meetings are chaired by a lead Director selected from among the committee Chairs on a rotating basis. Neither the Chief Executive Officer nor any other member of management attends these meetings. Following each executive session, the non-management Directors invite the Chief Executive Officer to join their meeting and share with him, at their discretion, any observations, comments or concerns they may have.
     The independent Directors have access to Ferro management as they deem necessary or appropriate. In addition, the Chairs of the Audit Committee and the Governance, Nomination & Compensation Committee meet periodically with members of senior management.
     Finally, Ferro has adopted a series of policies dealing with business conduct and ethics. These policies apply to all Ferro Directors, officers and employees. A summary of these policies may be found on Ferro’s website and the full text of the policies is available in print, free of charge, by writing to: General Counsel, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA. Under the Audit Committee’s charter, the Committee is charged with responsibility to assure that all exceptions to and waivers of the Company’s ethical and internal control policies are properly disclosed, documented and approved by the Committee and that no employee is disciplined, punished or otherwise disadvantaged as a consequence of reporting in good faith violations of the Company’s policies. Exceptions, waivers and amendments of those policies may be made, if at all, only by the Committee and, in the event any such exceptions, waivers or amendments are granted, a description of the change or event will be posted on Ferro’s website within four business days. Finally, further to assure compliance, Ferro maintains a hotline that allows employees throughout the world to report confidentially any detected violations of these legal and ethical conduct policies consistent with local legal requirements and subject to local legal limitations.
     Any shareholder who wishes to communicate directly and confidentially with the lead Director or the independent Directors as a group may contact the independent Directors at the following website: www.ferrodirectors.com. The independent Directors will handle such communications confidentially.

INFORMATION CONCERNING EXECUTIVE OFFICERS
Report of the Governance, Nomination & Compensation Committee
Our Compensation Program
     Ferro’s management compensation program is designed to balance current performance with achievement of long-term objectives and to align the interests of senior management with those of the shareholders. The three key elements of this program are (1) an annual base salary, (2) an annual incentive bonus, and (3) long-term incentives. The Chief Executive Officer’s compensation includes all three of these elements. The Governance, Nomination & Compensation Committee has general responsibility for administering the compensation program.
     Annual Base Salary. The Committee sets the annual base salary of all executive officers, including the Chief Executive Officer. The Chief Executive Officer makes recommendations to the Committee as to the base salaries of officers other than himself. The Chief Executive Officer does not, however, participate in deliberations concerning his own compensation.
     Annual Incentive Bonus. Annual cash bonuses are paid to management employees under an annual incentive compensation plan. Under this plan, the Chief Executive Officer’s achievement is measured exclusively by attainment of financial performance targets. Awards for other senior managers are based on achievements measured primarily by attainment of financial performance targets, but they are also measured to a lesser extent by personal performance objectives.
     Each year the Committee determines which senior managers will participate in the annual incentive compensation plan, determines the applicable percentage of salary to be used for bonus measurement and sets the financial performance targets by which the level of bonus achievement will be measured.
     Long-Term Incentives. In 2004, grants of stock options and performance shares were made under the Company’s Long-Term Incentive Compensation Plan. Grants of stock options and performance shares reinforce the long-term goal of increasing shareholder value by aligning the interests of management and the interests of the Company’s shareholders. The terms of those grants may be summarized as follows:
o	Stock Options. Stock options are issued with an exercise price at no less than the current market price at the date of grant. Stock options have a maximum term of ten years and vest evenly over the first four anniversaries of the grant date. The Committee determines which employees receive stock options and the number of option shares granted to such employees in accordance with the terms of the Plan.

o	Performance Shares. Employees are awarded a nominal or target number of shares. At the end of a pre-determined performance period (usually three years), a determination is made whether and to what extent the pre-established performance targets have been achieved. Unless target levels of performance are achieved, employees’ actual payouts under the Plan can be significantly below the nominal values of the awards. Payments under the Plan are made one-half in shares and one-half in cash.
2004 Executive Compensation
     Compensation of the Chief Executive Officer. The Committee was responsible for setting the compensation package for Mr. Ortino, Ferro’s deceased former Chairman and Chief Executive Officer. To assist in its evaluations, the Committee retained Watson Wyatt & Company (“Watson Wyatt”) as its independent executive compensation consultants. Watson Wyatt’s advice was based on a variety of competitive data maintained by, or available to, Watson Wyatt. Companies included in this competitive data differ from those included in the performance graph on page 25 because the Committee believes Ferro competes for executive talent not only with those companies within the same industry, but also with companies with similar operations or of similar size.

     From these data, Watson Wyatt made recommendations to the Committee as to competitive levels of each element of Mr. Ortino’s compensation (base salary, annual incentive and long-term incentive). The Committee took these recommendations into consideration in setting Mr. Ortino’s compensation. The Committee’s policy is to attain competitive levels of executive compensation for each of these elements.
     For 2004, the Committee set the following compensation for Mr. Ortino:

Base Salary	Annual Incentive Bonus	Stock Options	Performance Shares
$800,000	$292,020	175,000 Shares	40,000 Shares
     At the beginning of 2004, the Company’s management recommended, and the Committee agreed, that executive base salaries should be frozen due to the economic conditions facing the Company at that time. Accordingly, Mr. Ortino’s base salary remained at the same level in 2004 as it had been at the end of the preceding year. The Committee’s decisions with respect to the incentive elements of Mr. Ortino’s compensation were based on Mr. Ortino’s continued leadership in the Company’s responses to market and economic issues posed by product demand and volatility of raw materials pricing, as well as on his success in integrating a new President and Chief Operating Officer. The recommendations and actions of the Committee included consideration of Watson Wyatt’s data as to competitive standards of compensation in the marketplace.
     Mr. Ortino’s base salary was in the third quartile of competitive market salary data as reported by Watson Wyatt. Mr. Ortino’s annual incentive bonus target amount equaled 75% of his base salary, a percentage that, if achieved, would have placed Mr. Ortino’s bonus in the third quartile of other companies in the marketplace for 2004 as reported by Watson Wyatt. Based on the mathematical application of performance factors for sales revenue, earnings per share and debt reduction, Mr. Ortino’s actual bonus for 2004 equaled 36.5% of his base salary rate.
     With respect to long-term incentives, Mr. Ortino’s 2004 stock option award was in the fourth quartile and his 2004 performance share award was in the fourth quartile of long-term incentive programs of comparable companies in the marketplace as reported by Watson Wyatt. The actual future value of stock option awards would, of course, have been a function of the market value for Ferro stock in the future. The actual future value of performance share awards would have been a function both of the future market value of Ferro stock and of the degree of achievement of performance targets.
     Compensation of Other Senior Executives. The Committee believes that a substantial portion of compensation for other senior executives should be variable, based upon performance of the Company and results achieved by each member of management.
     In making its determinations with respect to Messrs. Bays, Gannon, and Kramer and Ms. Pitts, the Committee considered and discussed the same materials and information that were considered with respect to Mr. Ortino. With respect to these executives, the Committee also considered its and Mr. Ortino’s evaluation of their individual performances. In the case of Mr. Kramer and Ms. Pitts, who had direct responsibilities with respect to Ferro business operations, their levels of achievement under the Annual Incentive Compensation Plan and Performance Share Plan were also materially affected by the performance of the specific operations for which they were then responsible.
     Based on the foregoing, the target bonuses for the four named senior executives as a group were in the second quartile of the peer companies reported in Watson Wyatt’s competitive market data.

Section 162(m) Limitation
     Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1.0 million per year paid to a company’s chief executive officer and any of its four highest paid executive officers is not deductible by a company unless the compensation qualifies for an exception. Section 162(m) provides an exception for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. The 2003 Long-Term Incentive Compensation Plan contains the provisions necessary to qualify the Plan under the section 162(m) exception and preserve the tax deductibility to the Company of compensation paid to executives under these plans in the future. Mr. Ortino received compensation in excess of $1.0 million in 2004.

Respectfully submitted,

Michael H. Bulkin, Chairman
William B. Lawrence
Michael F. Mee
William J. Sharp
* * * * *
Governance, Nomination & Compensation Committee Interlocks and Insider Participation
     During 2004, no officer or employee of Ferro served as a member of the Governance, Nomination & Compensation Committee. Also, during 2004, there were no interlocking relationships (as described in Item 402(j) of SEC Regulation S-K) between members of the Governance, Nomination & Compensation Committee and Ferro.

Executive Compensation
     The following table shows on an accrual basis the elements of compensation paid or awarded during 2004, 2003 and 2002 to the Chief Executive Officer and each of our other four highest paid executive officers.
Summary Compensation Table

		Annual Compensation			Long-Term Compensation
						Performance and		All Other
Name and Principal						Reward Shares		Compen-
Position (1)	Year	Salary	Bonus	Other (2)	Options (3)	Awards (4)	Payouts	sation (5)
Hector R. Ortino	2004	$800,000	$292,020	$171,986	175,000	$1,050,400	$417,417	$111,940
Chairman and	2003	793,750	336,360	179,637	175,000	850,400	769,907	127,319
Chief Executive Officer	2002	700,000	787,500	130,868	155,000	930,750	1,112,819	91,668

James C. Bays	2004	258,000	77,671	34,201	39,000	183,820	68,624	17,598
Vice President and	2003	258,000	56,290	17,493	35,000	127,560	75,346	19,560
General Counsel	2002	240,000	133,200	13,937	30,000	153,000	—	7,000

Thomas M. Gannon (6)	2004	350,000	110,138	30,344	52,000	246,844	—	20,571
Vice President and	2003	224,145	61,430	8,729	50,000	145,800	—	47,155
Chief Financial Officer	2002	—	—	—	—	—	—	—

Dale G. Kramer (7)	2004	295,000	74,998	38,303	55,000	254,722	40,149	18,392
Vice President,	2003	295,000	39,557	22,013	55,000	180,710	66,571	18,963
Performance Chemicals	2002	240,000	159,235	19,694	45,000	191,250	0	14,631

Millicent W. Pitts (7)	2004	285,000	55,087	38,195	55,000	254,722	96,139	20,434
Vice President,	2003	285,000	62,455	21,717	55,000	180,710	122,479	25,454
Tile Coating Systems	2002	240,000	135,566	17,430	40,000	245,550	177,039	21,401
Footnotes to Summary Compensation Table

(1)	James F. Kirsch joined the Company’s management team as its President and Chief Operating Officer on October 18, 2004. When he joined the Company, Mr. Kirsch’s initial base salary for 2004 was $500,000 and he was eligible for an annual bonus payment of up to 60% of his base salary. (He was guaranteed a bonus of at least 50% of his base salary actually paid in 2004 and 2005.) When Mr. Kirsch was named President and Chief Executive Officer on November 30, 2005, following Mr. Ortino’s untimely death, the Board increased his base salary to $600,000 and his target bonus to 75% of his base salary.

(2)	Amounts in this column include primarily dividends paid on as-yet-unmatured performance shares, above-market interest credited under the Company’s Executive Deferred Compensation Plan and the incremental cost of personal use of Company aircraft for each of the years 2002, 2003 and 2004 as follows:

	2002			2003			2004
		Above	Personal		Above	Personal		Above	Personal
	PSP	Market	Use of	PSP	Market	Use of	PSP	Market	Use of
	Dividends	Interest	Aircraft	Dividends	Interest	Aircraft	Dividends	Interest	Aircraft
Hector R. Ortino	$38,280	$9,047	$60,229	$62,495	$11,176	$83,594	$72,355	$4,413	$51,560
James C. Bays	4,875	0	0	8,265	0	0	12,258	559	0
Thomas M. Gannon	—	—	—	1,740	0	0	8,932	0	0
Dale G. Kramer	7,903	0	0	11,383	0	0	15,631	0	0
Millicent W. Pitts	8,845	0	0	11,383	0	0	16,470	0	0

The method by which the value of personal use of aircraft has been calculated in the table above is different from the method used in previous years. In previous years, the calculation was based on the “standard industry fare level.” In the table above the value is based on the incremental cost to the Company of the air travel. Incremental cost was calculated based on variable operating cost, which includes fuel and other supplies, travel expenses, equipment rental, flight crew expenses, meals and miscellaneous handling charges and expenses. Fixed costs were not included in the calculation of incremental cost because those expenses would have been incurred by the Company regardless of the personal use of the aircraft by Company executives. We have recalculated the amounts previously reported for 2002 and 2003 so that all amounts are reported on a consistent incremental cost basis.

(3)	With the exception of grants made to Mr. Gannon at the time he joined Ferro on May 16, 2003, these stock options were granted on February 11, 2002, February 28, 2003, and February 9, 2004.

(4)	The values reported in this column are based on awards made under Ferro long-term incentive compensation plans. The values reported represent the number of performance shares awarded times the market price of Ferro Common Stock on the date of the award. With these awards, the actual number of shares that will be paid out for any given three-year performance period will depend upon the level of achievement during such period and can equal up to twice the number of shares awarded. Dividends are paid to recipients of the performance shares during the three-year performance period.

At December 31, 2004, the persons listed above held the following number of performance shares applicable to performance periods not yet completed, valued at the value of the underlying shares at December 31, 2004: Mr. Ortino, 80,000 shares, valued

Footnotes to Summary Compensation Table (Continued)

at $1,855,200; Mr. Bays, 13,000 shares, valued at $301,470; Mr. Gannon, 15,400 shares, valued at $357,126; Mr. Kramer, 18,200 shares, valued at $422,058; and Ms. Pitts, 21,200 shares, valued at $491,628. Any performance share award payout relating to Mr. Ortino will be prorated and paid to his estate. Under the terms of his separation agreement with the Company, Mr. Kramer will not receive any payouts with respect to his performance share awards for performance periods ending after 2005. Ms. Pitts will not receive any additional payouts with respect to her performance share awards because her employment with the Company ended before the applicable payout date. In 2002, Ms. Pitts was awarded 3,000 Reward Shares (valued at $67,050 on the date of the award) under the Company’s Acquisition Performance Reward Plan, but she has received and will receive no payout with respect to that award due to her departure.

(5)	This column includes the following amounts for 2004: Company matching payments under the Savings and Stock Ownership Plan (Mr. Ortino, $8,250; Mr. Bays, $8,538; Mr. Gannon, $8,135; Mr. Kramer, $8,518; Ms. Pitts, $8,449); Company contributions to the Supplemental Executive Defined Contribution Plan (Mr. Ortino, $67,815; Mr. Bays, $9,060; Mr. Gannon, $12,436; Mr. Kramer, $9,874; Ms. Pitts, $11,985); and excess employee life insurance (Mr. Ortino, $35,875).

(6)	Mr. Gannon joined Ferro as its Vice President and Chief Financial Officer in May 2003.

(7)	Ms. Pitts resigned from Ferro in August 2005. Mr. Kramer ceased to serve as an executive officer of the Company in November 2005 and his employment with the Company ended on March 31, 2006. Due to the fact that the Company was in an insider “blackout” period for several months before their departures, the Governance, Nomination & Compensation Committee has afforded Ms. Pitts and Mr. Kramer the right to exercise vested stock options for a period of up to 90 days after the Company files its 2005 Form 10-K with the Securities and Exchange Commission, assuming, of course, that the 10-year terms of their respective options have not then expired.

Stock Option Grants, Exercises and Year-End Values
     The following table sets forth information with respect to each of the five highest paid executive officers of Ferro named in the Summary Compensation Table regarding grants under the 2003 Long-Term Incentive Compensation Plan during the fiscal year ended December 31, 2004:
Option Grants in 2004

		% of Total
		Options			Present Value
	Options	Granted to	Exercise		at Date of
Name	Granted (1)	Employees	Price	Expiration Date	Grant (2)
Hector R. Ortino	175,000	21.1%	$26.26	February 9, 2014	$1,188,250
James C. Bays	39,000	4.7%	26.26	February 9, 2014	264,810
Thomas M. Gannon	52,000	6.3%	26.26	February 9, 2014	353,080
Dale G. Kramer	55,000	6.6%	26.26	February 9, 2014	373,450
Millicent W. Pitts	55,000	6.6%	26.26	February 9, 2014	373,450

(1)	Stock options have a maximum term of ten years and vest evenly over four years on the anniversary of the grant date. In the case of death, retirement, disability or change in control, the options become 100% vested and exercisable.

(2)	The grant date present value of $6.79 per option share (or 25.9% of the exercise price) was calculated using the Black-Scholes method of option valuation. The model assumes the following: (a) an option term of ten years, (b) an interest rate that represents the interest rate on a U.S. Treasury bond with a 30-year maturity, (c) volatility calculated using month-end stock prices for the past three calendar years, and (d) the stock’s annual dividend yield over the past three years.
     The following table sets forth for each of the five highest compensated executive officers the exercises of stock options under previous Ferro stock option plans during the year ended December 31, 2004:
Option Exercises in 2004

			Number of		Value of Unexercised
			Unexercised Options		“In-the-Money” Options
	Shares	Value	at December 31, 2004		at December 31, 2004 (1)
	Acquired	Realized		Not		Not
Name	on Exercise	on Exercise	Exercisable	Exercisable	Exercisable	Exercisable
Hector R. Ortino (2)	45,000	$446,550	449,611	419,389	$766,168	$253,313
James C. Bays	0	0	32,187	83,063	42,283	59,130
Thomas M. Gannon	0	0	12,500	89,500	0	0
Dale G. Kramer	0	0	51,264	124,236	52,334	79,613
Millicent W. Pitts	0	0	86,967	126,533	152,250	79,613

(1)	Value of unexercised in-the-money options is based on Ferro’s NYSE closing Common Stock price on December 31, 2004, of $23.19.

(2)	All of Mr. Ortino’s options became immediately vested and exercisable as a result of his death on November 28, 2005, pursuant to the terms of the Plan covering such options. The options are currently held by the estate of Mr. Ortino.
     Mr. Ortino’s stock option exercises in 2004 were pursuant to a stock sales plan adopted by Mr. Ortino on March 8, 2004, pursuant to Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended. (See the discussion of this plan on page 22 below.)

Performance Share Awards and Payouts
     The following table sets forth information relating to performance share awards under the 2003 Long-Term Incentive Compensation Plan during 2004 to each of the executive officers of Ferro named in the Summary Compensation Table:
Performance Share Awards in 2004

		Estimated Future Payouts in Shares (1)
	Number	Threshold Performance	Target Performance	Maximum Performance
Name	of Shares	(25%)	(100%)	(200%)
Hector R. Ortino (2)	40,000	10,000	40,000	80,000
James C. Bays	7,000	1,750	7,000	14,000
Thomas M. Gannon	9,400	2,350	9,400	18,800
Dale G. Kramer	9,700	2,425	9,700	19,400
Millicent W. Pitts	9,700	2,425	9,700	19,400

(1)	Messrs. Ortino, Bays, and Gannon have performance measurements based on corporate earnings per share growth, sales growth and financial leverage ratios. Mr. Kramer and Ms. Pitts are not eligible to receive payouts for the 2004 Performance Share Awards.

(2)	Any performance shares award payout relating to Mr. Ortino will be prorated and paid to his estate.
     Each of the awards listed above has a three-year performance cycle ending on December 31, 2006. The participant must continue to be an employee of Ferro until the end of the performance period in order to qualify for payment. However, if a participant dies, is disabled or retires, a pro rata payment is made at the end of the performance period based upon the portion of the performance period during which the participant was employed. Also, in the case of a change in control, a cash payment is paid at target performance, the time of the change in control equal to (1) the aggregate value of performance share awards based on the remaining term in the executive’s employment or change in control agreement and the portion of the performance period that expired prior to the change in control minus (2) the value of performance share payments actually made.
     The following table sets forth information relating to the performance matrix and actual payouts under the previous Ferro Performance Share Plan for the 2002-2004 performance period to each of our five highest paid executive officers named in the Summary Compensation Table. Each award under the Performance Share Plan was based on a three-year performance cycle ending on December 31, 2004.
Performance Share Payouts for 2002-2004

	Performance Matrix			2004 Payouts (1) (2)
	Threshold	Target	Maximum			Total
Name	(25%)	(100%)	(200%)	Cash	Shares	Value
Hector R. Ortino	$199,108	$796,430	$1,592,860	—	—	$417,417
James C. Bays	32,730	130,920	261,840	34,301	34,323	68,624
Thomas M. Gannon	—	—	—	—	—	—
Dale G. Kramer	40,913	163,650	327,300	20,074	20,075	40,149
Millicent W. Pitts	38,185	152,740	305,480	—	—	96,139

(1)	Messrs. Ortino, Bays and Gannon had performance measurements based on corporate earnings per share growth, sales growth and last 12-month leverage ratios. Mr. Kramer and Ms. Pitts had performance measurements based on both the corporate measures described in the preceding sentence and measurements specific to their respective operating groups.

(2)	Mr. Ortino and Ms. Pitts elected to defer their payouts under the Company’s Executive Deferred Compensation Plan. Under this Plan, amounts deferred are credited to the participant’s account and are deemed invested in either Ferro Common Stock and/or Treasury rate-based instrument at the election of the participant. The participant’s account is distributed in cash and/or Ferro Common Stock.

Pension Benefits
     The following table indicates the amount of annual pension benefits that would be payable at age 65 under the Ferro Corporation Retirement Plan (the “Qualified Plan”) and the Ferro Corporation Supplemental Executive Defined Benefit Plan (formerly known as the Ferro Corporation Nonqualified Retirement Plan) (the “Nonqualified Plan”) (collectively, the “Retirement Program”) to officers.

	Years of Service at Age 65
Assumed	With Retirement in 2004
Compensation	15	20	25	30	35
$200,000	$44,648	$59,531	$74,413	$89,296	$89,296
400,000	94,648	126,197	157,747	189,296	189,296
600,000	144,648	192,864	241,080	289,296	289,296
800,000	194,648	259,531	324,413	389,296	389,296
1,000,000	244,648	326,197	407,747	489,296	489,296
1,200,000	294,648	392,864	491,080	589,296	589,296
1,400,000	344,648	459,531	574,413	689,296	689,296
1,600,000	394,648	526,197	657,747	789,296	789,296
1,800,000	444,648	592,864	741,080	889,296	889,296
2,000,000	494,648	659,531	824,413	989,296	989,296
2,200,000	544,648	726,197	908,747	1,089,296	1,089,296
2,400,000	594,648	792,864	991,080	1,189,296	1,189,296
2,600,000	644,648	859,531	1,074,413	1,289,296	1,289,296
     Under the Retirement Program,* an eligible participant who retires at age 65 with at least 30 years of service will receive a monthly benefit equal to 50% of the average of the participant’s highest five consecutive calendar years of compensation (includes base salary, bonuses and incentive compensation substantially equivalent to salary, bonus and performance shares as reflected in the Summary Compensation Table), reduced for 50% of primary social security benefits. Benefits are subject to reduction for service of less than 30 years and for commencement prior to age 60 for elected officers. Service in excess of 30 years will not be taken into account for accrual of retirement benefits. Benefits are payable in a life annuity form with 120 monthly payments guaranteed unless the benefits under the Nonqualified Plan are commuted and paid in a single sum. Furthermore, the benefits payable under the Nonqualified Plan to an eligible participant are conditioned upon the execution of, and compliance with, a non-competition, non-solicitation, non-disparagement and confidentiality agreement.
     The five-year average covered compensation for the individuals listed in the Summary Compensation Table was: Mr. Ortino, $1,897,068; Mr. Bays, $343,826; Mr. Gannon, $372,857; Mr. Kramer, $341,559; and Ms. Pitts, $445,256. As of December 31, 2004, Messrs. Ortino, Bays, Gannon and Kramer and Ms. Pitts had 33, 3, 1, 5, and 6 whole years of service, respectively.

*	Effective April 1, 2006, the Company’s U.S. defined benefit pension program for salaried and certain hourly employees has been changed. Under the program changes announced February 15, 2006, benefits accrued for active employees who were participating in the defined benefit program have been frozen as of March 31, 2006. (This freeze will not affect the benefits of current retirees, former employees or employees hired on or after July 1, 2003.) From April 1, 2006, the affected employees will receive an additional contribution each year from the Company to an existing defined contribution plan that currently covers salaried and certain hourly employees in the United States who were hired on or after July 1, 2003.

Executive Employment Agreement and Change in Control Agreements
     The Company is party to an employment agreement with Mr. Kirsch. Under his employment agreement, if Mr. Kirsch’s employment were to end on account of a “Termination Without Cause” (as such term is defined in his employment agreement), the Company would be obligated (1) to pay Mr. Kirsch a lump sum severance payment equal to two times his full year’s compensation (base salary plus targeted annual bonus), (2) to provide him continued participation in Ferro’s employee benefit programs for up to 24 months, (3) to provide him outplacement services, and (4) to reimburse him for legal fees he incurs as a result of his termination of employment.
     Ferro is also a party to change in control agreements (the “Change in Control Agreements”) with Messrs. Kirsch, Bays, Gannon and Kramer. The purpose of these agreements is to reinforce and encourage each officer’s continued attention and dedication to his assigned duties without distraction in the face of solicitations by other employers and the potentially disturbing circumstances arising from the possibility of a change in control of Ferro. Under the respective Change in Control Agreements, if there were a change in control of the Company, the Company would be obligated (1) to pay Messrs. Kirsch, Bays, Gannon and Kramer a lump sum severance payment equal to two times the executive’s full year’s compensation (base salary plus targeted annual bonus) and (2) to provide the executives with continued participation in Ferro’s employee benefit programs for up to 24 months. These agreements limit the executives’ right to compete against Ferro after the termination of employment. The Change in Control Agreements are not employment agreements. (Mr. Kramer’s agreement terminated when his employment with the Company terminated on March 31, 2006.)

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Report of the Audit Committee
     The Audit Committee has reviewed and discussed with Ferro’s management and KPMG LLP, Ferro’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2004. The Audit Committee has also discussed with KPMG all matters required by generally accepted auditing standards to be discussed. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, has discussed with KPMG its independence, and has concluded that KPMG is independent.
     Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Respectfully submitted,

William B. Lawrence, Chair
Dr. Jennie S. Hwang
William J. Sharp
Dennis W. Sullivan
Alberto Weisser
* * * * *
Appointment of Independent Registered Public Accountants
     The Audit Committee has sole responsibility for appointing the Company’s independent registered public accountants. KPMG served as Ferro’s auditors for the fiscal year ended December 31, 2004, and is expected to continue as Ferro’s auditors for the year 2005. In accordance with its responsibilities under its charter and the New York Stock Exchange listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years.
     Representatives of KPMG will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Fees
     The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of Ferro’s financial statements. In addition, the Audit Committee has sole responsibility for determining whether and under what circumstances Ferro’s independent registered public accounting firm may be engaged to perform audit-related services and must pre-approve any non-audit related service performed by the independent registered public accountants. Under no circumstances are our independent registered public accountants permitted to perform services of the nature described in Section 201 of the Sarbanes-Oxley Act.
     Since May 6, 2003, all of the services provided by KPMG have been approved in accordance with the pre-approval procedures described above.
     For the year ended December 31, 2004, KPMG billed the Company aggregate fees of $14,848,000. Fees for the year 2004, as well as the fees for 2003 (which totaled $3,019,000), were for the following services:

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2004	$12,503,000	$2,345,000	$0	$0
2003	$1,862,000	$204,000	$953,000	$0
     Audit Fees with respect to 2004 were substantially higher than those incurred in 2003 and prior years. The primary reasons for the increase were the extensive work done by KPMG in connection with the restatement of the Company’s financial statements for fiscal year ended December 31, 2003 and the fiscal quarter ended March 31, 2004 that resulted from the Company’s independent investigation of accounting irregularities and related matters* and an increased scope of work for the 2004 audit. The 2004 Audit Fees also included, for the first time, an audit of our internal controls over financial reporting and management’s assessment of the effectiveness of those controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Taken together, these factors, which are detailed in the table below, led to the significant increase in Audit Fees:

Restatement of Financial	Audit of 2004 Financial	Sarbanes-Oxley
Statements	Statements	Section 404 Audits
$2,302,000	$3,796,000	$6,317,000
     The “Audit-Related Fees” for 2004 related principally to work performed by KPMG with respect to support of the Company’s independent investigation of accounting irregularities and related matters, which amounted to $2,216,000.* The “Audit-Related Fees” for 2003 related principally to work performed by KPMG with respect to Ferro’s employee benefit plans and assistance KPMG provided in connection with a forensic investigation.
     The “Tax Fees” for 2003 included $454,000 for tax compliance, planning and preparation of tax returns and $499,000 for tax advisory services. Effective January 1, 2004, Ferro discontinued the further use of KPMG’s tax advisory services.
     The Audit Committee has reviewed all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining KPMG’s independence.

*	For a more complete description of the internal investigation and the ensuing audit and restatement process, please see the discussion under the heading “Restatement” on pages 3 to 7 of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004.

SHAREHOLDINGS
Stock Ownership by Directors, Executive Officers and Employees
     Ferro encourages share ownership by its Directors and executive officers and has ownership guidelines based on base compensation or fees and position within the Company. The information below shows beneficial ownership of Ferro Common Stock by (i) each Director, (ii) each executive officer named in the Summary Compensation Table on page 14 above, and (iii) all Directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. (The information set forth below is as of March 3, 2006.)

	Shares of	Shares Underlying
	Common Stock	Options Exercisable		Series A ESOP
	Owned Directly	Within 60 Days of	Total Common	Convertible
	or Indirectly	Record Date	Stock	Preferred
Michael H. Bulkin	23,978	23,000	46,978	0
Sandra Austin Crayton	12,259	29,563	41,822	0
Jennie S. Hwang	11,391	13,000	24,391	0
William B. Lawrence	7,972	18,000	25,972	0
James F. Kirsch (1)	73,500	31,250	104,750	0
Michael F. Mee	11,376	15,500	26,876	0
William J. Sharp	20,320	23,000	43,320	0
Dennis W. Sullivan	27,211	30,500	57,711	0
Alberto Weisser	11,828	15,500	27,328	0
Officers Named in Summary Compensation Table
Hector R. Ortino (2) (3)	208,367	1,031,000	1,239,367	4,141
James C. Bays (1)	36,209	98,000	134,209	0
Thomas M. Gannon (1)	47,506	65,250	112,756	0
Dale G. Kramer (1)	18,324	92,671	110,995	0
Millicent W. Pitts (1)	25,197	131,809	157,006	248
15 Directors and Executive Officers as a Group (4)	331,097	396,838	727,935	0

(1)	With respect to Mr. Kirsch and the officers named in the Summary Compensation Table on page 14 above, shares reported above include 73,500, 27,000, 37,300 and 8,500 shares awarded to Messrs. Kirsch, Bays, Gannon and Kramer, respectively, with regard to the 2003-2005, 2004-2006, 2005-2007 and 2006-2008 (all of which shares are subject to forfeiture under the former Performance Share Plan and/or the 2003 Long-Term Incentive Compensation Plan), but do not include 4,269 and 5,165 “phantom” shares held for the accounts of Mr. Kramer and Ms. Pitts, respectively, in the voluntary Executive Employee Deferred Compensation Plan and 712, 1,468, 1,338 and 2,024 “phantom” shares held for the accounts of Messrs. Kirsch, Bays, Gannon, and Kramer, respectively, in the Supplemental Executive Defined Contribution Plan.

(2)	Mr. Ortino died on November 28, 2005. (See page 7 above.) As a result of his death, his options became immediately vested and exercisable. Holdings reported for Mr. Ortino are held by his estate or designated beneficiaries.

(3)	On March 8, 2004, Mr. Ortino established a trading plan in accordance with Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended. Under the plan, Mr. Ortino planned to sell 16,200 shares and exercise up to approximately 165,000 Ferro stock options, subject to the share price of Ferro common stock being at or above $26.00 per share on the planned sale date. On exercising the options, Mr. Ortino’s shares were to be sold into the market net of the impact of the applicable exercise price and tax considerations. These transactions were scheduled to occur over the course of an approximately one-year period. Mr. Ortino adopted this pre-arranged plan to facilitate the orderly exercise of employee stock options and the sale of common stock for personal financial planning purposes, with the goal of minimizing any market impact and avoiding any concerns about the timing of the transactions. Before the plan terminated in February 2005, Mr. Ortino exercised 45,000 Ferro stock options and sold 57,130 shares of Ferro common stock under this Plan.

(4)	Shares of former executive officers (Mr. Kramer and Ms. Pitts) and of Mr. Ortino are not included in these totals.
     As a group, current Directors and officers have beneficial ownership of 1.7% of our outstanding Common Stock. (This percentage includes shares that would be issued if the Directors and officers exercised all stock options vested within 60 days after the record date for the Annual Meeting.) Mr. Ortino, who owned 2.9% of the outstanding Common Stock, was the only Director or executive officer who owned more than 1.0% of the outstanding shares. (None of our current Directors or executive officers own any of the outstanding shares of Series A ESOP Convertible Preferred Stock.)

Stock Ownership by Other Major Shareholders
     The following table sets forth information about each person known by us to be the beneficial owner of more than 5% of Ferro’s outstanding Common Stock or stock convertible into Common Stock.

		Percentage of
	Nature and Amount of	Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership	Common Stock
Mario J. Gabelli and related entities (1) One Corporate Center	5,404,448
Rye, New York 10017	Shares of Common Stock	12.9%

DePrince, Race & Zollo, Inc. (2) 201 S. Orange Ave., Suite 850	2,777,800
Orlando, Florida 32801	Shares of Common Stock	6.6%

Mac-Per-Wolf Company (3) 311 S. Wacker Dr., Suite 6000	2,493,800
Chicago, Illinois 60606	Shares of Common Stock	6.0%

T. Rowe Price Associates, Inc. and related entities (4) 100 E. Pratt Street	2,476,180
Baltimore, Maryland 21202	Shares of Common Stock	5.9%

Wellington Management Company, LLP and related entities (5) 75 State Street	2,255,900
Boston, Massachusetts 02109	Shares of Common Stock	5.4%

JPMorgan Chase Bank N.A., Trustee (6)	790,773
Under the Ferro Corporation	Shares of Common Stock
Defined Contribution Master Trust	442,271
	Shares of Convertible
	Preferred Stock	4.5%

(1)	We obtained the information regarding share ownership from Schedule 13D/A filed May 24, 2005, by Mario J. Gabelli and related entities. Such reporting persons reported sole voting power as to 5,127,948 shares and sole dispositive power as to 5,404,448 shares as of May 19, 2005.

(2)	We obtained the information regarding share ownership from the Schedule 13G filed on February 7, 2006, by DePrince, Race & Zollo, Inc., which reported sole voting and dispositive power as to such shares as of December 31, 2005.

(3)	We obtained the information regarding share ownership from the Schedule 13G filed on February 15, 2006 by Mac-Per-Wolf Company (“MPW”), which reported shared voting and dispositive power as to 2,431,000 shares and sole voting and dispositive power as to 62,800 shares as of December 31, 2005, and the Schedule 13G filed on February 14, 2006 by Janus Capital Management LLC (“Janus”), which reported shared voting and dispositive power as to 2,431,000 shares as of December 31, 2005.

The MPW filing also indicates that (a) MPW is the parent holding company of Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”) and PWMCO, LLC, and is filing on their behalf, and (b) its holdings may also be aggregated within Schedule 13G filings submitted by Janus. The Janus filing also indicates that (x) the holdings of Enhanced Investment Technologies LLC, Perkins Wolf and Janus have been aggregated for purposes of the filing due to Janus’ indirect ownership interest in such entities; (y) as an investment advisor or sub-advisor, Perkins Wolf may be deemed to be the beneficial owner of such 2,431,000 shares; however, Perkins Wolf does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in its clients’ portfolios and disclaims any ownership associated with such rights; and (z) its holdings may also be aggregated within Schedule 13G filings submitted by MPW.

(4)	We obtained the information regarding share ownership from the Schedule 13G filed on February 14, 2006, by T. Rowe Price Associates, Inc., which reported sole voting power as to 420,320 shares and sole dispositive power as to 2,476,180 shares as of December 31, 2005.

(5)	We obtained the information regarding share ownership from the Schedule 13G/A filed on February 14, 2006, by Wellington Management Company, LLP, which reported shared voting power as to 2,255,900 shares and shared dispositive power as to 1,253,800 shares as of December 31, 2005.

(6)	The beneficial owners of the Defined Contribution Master Trust are those of our employees and former employees who participate in the Ferro Corporation Savings and Stock Ownership Plan and the Ferro Corporation Bargaining Unit 401(k) Plan. The Trustee votes the shares in the Plan in accordance with the participants’ instructions. The Convertible Preferred Stock is a convertible class of stock that is held in the Plan trust and is non-transferable. When a participant receives a distribution of his or her account balance, the participant receives either Common Stock or cash. Each share of the Convertible Preferred Stock carries one vote and votes together with the Common Stock on most matters. At December 31, 2005, the 442,271 shares of Convertible Preferred Stock were convertible into 1,149,371 shares of Common Stock, representing approximately 2.6% of the combined number of shares of Common Stock and Convertible Preferred Stock outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish Ferro with copies of all Section 16(a) forms they file.
     To our knowledge, based solely on review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2004 or with respect to such fiscal year, all Section 16(a) filing requirements were met.

COMPARATIVE PERFORMANCE OF SHAREHOLDER RETURNS
     The chart below compares Ferro’s cumulative total shareholder return for the five years ended December 31, 2004, to that of the Standard & Poor’s 500 Index and the Standard & Poor’s MidCap Specialty Chemicals Index. In all cases, the information is presented on a dividend-reinvested basis and assumes investment of $100.00 on December 31, 1999, in each of the items.
COMPARISON OF FIVE-YEAR
CUMULATIVE TOTAL RETURNS

THE 2006 ANNUAL MEETING
     The Company currently anticipates that the 2006 Annual Meeting will be held during the third quarter of 2006. The date, time and place of the 2006 meeting will be announced shortly after the Company files its 2005 Annual Report on Form 10-K with the Securities and Exchange Commission.
SHAREHOLDER PROPOSALS FOR
THE 2006 ANNUAL MEETING
     Any shareholder who intends to present a proposal at the 2006 Annual Meeting and who wishes to have the proposal included in Ferro’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters at 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147, not later than June 1, 2006.
     Any shareholder who intends to present a proposal at the 2006 Annual Meeting other than for inclusion in Ferro’s proxy statement and form of proxy must deliver the proposal to Ferro at our headquarters at 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147, no later than June 1, 2006, or such proposal will be untimely. Ferro reserves the right to exercise discretionary voting authority on the proposal if a shareholder has failed to submit the proposal by June 1, 2006.
SHAREHOLDER VOTING
     Under the Ohio General Corporation Law, if a shareholder desires cumulative voting for election of the Directors, then the shareholder must provide written notice to the President, a Vice President or the Secretary of Ferro at least 48 hours before the meeting. Upon announcement of this notice at the meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he or she owns multiplied by the number of Directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his or her votes among as many nominees as he or she sees fit. As indicated on page 6 above, if the election of Directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment in order to elect three nominees for Directors. Those nominees receiving the largest number of votes for the Director positions to be filled will be elected to those positions.
     Abstentions and broker non-votes will be deemed to be present for the purpose of determining a quorum for the meeting, but will be deemed not voting on the issues or matters as to which the abstention and non-votes are applicable.
MISCELLANEOUS
     Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to Ferro shares. In addition to using the mail, Directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, and Morrow & Co., New York, New York, has been retained, at an estimated cost of $7,500 plus expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares. Proxies may be solicited personally, or by telephone. This proxy statement and the accompanying proxy will be sent to shareholders by mail on or about March 31, 2006.
     Under rules of the Securities and Exchange Commission, to minimize mailing costs we are permitted to send a single set of annual reports and proxy statements to any household at which two or more shareholders reside if they appear to be members of the same family. A number of brokerage firms have also instituted this practice with respect to the delivery of documents to shareholders residing at the same address. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder affected by this practice who desires to receive multiple copies of annual reports and proxy statements in the future should call Investor Relations at (216) 641-8580.
     Only the business set forth above in this notice of meeting will be acted upon at the Annual Meeting of Shareholders.

FERRO CORPORATION

By:	Mary Ann Jorgenson,
Secretary
March 31, 2006

FERRO CORPORATION
c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253-9837.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided
Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 28, 2006 to be counted in the final tabulation.
If you vote by telephone or over the Internet, do not mail your proxy card.

è

If you vote by mail, the proxycard below must be signed and dated.
ê Please fold and detach card at perforation before mailing. ê

FERRO CORPORATION
     This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 28, 2006
The undersigned shareholder of Ferro Corporation hereby appoints James C. Bays and M. A. Jorgenson, the proxies of the undersigned, to vote the shares of the undersigned at the 2005 Annual Meeting of Shareholders of the Corporation and any adjournment thereof upon the proposals on the reverse side.

Signature

Signature if held jointly

Date:	, 2006

NOTICE: When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the chairman of its board of directors, its president, vice president, secretary, or treasurer.

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to National City Bank, PO Box 535300, Pittsburgh, PA 15253, so your shares are represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.
ê Please fold and detach card at perforation before mailing. ê

FERRO CORPORATION	Confidential Voting Instructions
Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR proposal 1.

THE BOARD OF DIRECTORS RECOMMEND VOTES BE CAST FOR PROPOSAL 1.

1.	ELECTION OF DIRECTORS
Nominees for terms expiring in 2008:

(1) Sandra Austin Crayton	(2) William B. Lawrence	(3) Dennis W. Sullivan

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY
	(except as listed to the contrary below)		to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name below:

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE